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                                                                    Exhibit 99.1

                                                           Contact: Donna Alston
                                                         Manager, Communications
                                                                    610-645-1095
                                                       alstond@suburbanwater.com
                                                       -------------------------

                                                                       Keya Epps
                                                    Director, Investor Relations
                                                                    610-645-1084
                                                         eppsk@suburbanwater.com
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            PSC OHIO SUBSIDIARY SELLS PART OF ASHTABULA WATER SYSTEM
                    Proceeds to support Ohio capital program

BRYN MAWR, PA, December 19, 2002 - Philadelphia Suburban Corporation (NYSE:PSC) said today that its Consumers Ohio Water Company (COWC) subsidiary has sold to Ashtabula County a portion of its Ashtabula County water system to the county for $12.4 million plus additional amounts for related assets. The net gain resulting from the transaction is expected to exceed $3 million or $0.04 per share.

COWC has owned and operated the water system in the unincorporated areas of Ashtabula County since 1959 under an agreement with the county. Earlier this year, the county filed a condemnation action seeking to take these company assets. Subsequently, extensive negotiations between COWC and the county resulted in settlement of all outstanding actions.

PSC Chairman Nicholas DeBenedictis explained that the part of the system that was sold is not a substantial or growing part of the company's operations. "This sale represents less than one percent of PSC assets and an even smaller portion of its net income," said DeBenedictis. "COWC will retain parts of the system in Ashtabula County that serve approximately 10,000 residents in two cities and will also be paid a $300,000 fee to manage the county's operations during the next year."

DeBenedictis added that the proceeds from the transaction will be redeployed to support COWC's growth and capital programs and facilitate deferral of the taxes on the gain. PSC is the holding company for regulated public utilities that provide water and wastewater services to approximately two million residents in Pennsylvania, Ohio, Illinois, New Jersey, Maine, and North Carolina. PSC's common shares are traded on both the New York and Philadelphia Stock Exchanges under the ticker symbol "PSC". The company has been committed to the preservation and improvement of the environment throughout its history, which spans more than 100 years.

This release contains certain forward-looking statements involving risks, uncertainties and other factors that may cause the actual results to be materially different from any future results expressed or implied by such forward-looking statements. These factors may include, among others, the following: our ability to achieve the projected operation and maintenance revenues, our ability to redeploy the proceeds in a manner that will permit the company to defer the taxes on the gain; general economic business conditions; weather conditions affecting customers' water usage or the company's costs of operations; the success of cost containment initiatives; changes in regulations or regulatory treatment; availability and cost of capital; and the success of growth initiatives, including pending acquisitions.